EXHIBIT 10.2
ADVANTA CORP.
EMPLOYEE CHANGE OF CONTROL SEVERANCE PLAN
AMENDED AND RESTATED AS OF APRIL 2, 2007
SECTION 1. PURPOSE
     The Company has adopted this amendment and restatement of the Plan in order to provide severance benefits, to employees whose employment is terminated as a result of a Change of Control or a Subsidiary Change of Control. The Plan, as herein amended and restated, is applicable to terminations of employment in connection with a Change of Control occurring on and after the Restatement Effective Date. The Plan, as previously in effect, governs terminations of employment that occurred prior to the Effective Date.
SECTION 2. DEFINITIONS
     As hereinafter used:
     2.1 The “Benefits Committee” means a committee composed of the Company’s General Counsel and the Company’s Vice President of Human Resources, or such other person or persons as may be designated by the Board of Directors to serve as the Benefits Committee from time to time. Notwithstanding the foregoing, on and after the Closing Date with respect to a Change of Control, for a period of twelve months following such Closing Date, no change to the membership of the Benefits Committee shall be made except upon the resignation of a member of the Benefits Committee, in which event the remaining member(s) of the Benefits Committee shall appoint a new member who must have been an employee of the Company or a Subsidiary prior to the time a Change of Control occurs.
     2.2 The “Board of Directors” is the Board of Directors of the Company.
     2.3 A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s Class A Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation’s voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders’ ownership of Class A Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3)

or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than (a) the Company or any of its subsidiaries or any employee benefit plan [or related trust] sponsored or maintained by the Company or any of its subsidiaries or (b) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company possessing more than twenty-five percent (25%) of the aggregate voting power of the Company’s Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty-five percent (25%) of the outstanding shares of the Company’s Class A Common Stock, or (c) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two (2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
     2.4 “Closing Date” means the date on which a transaction that is treated as a Change of Control or a Subsidiary Change of Control is consummated.
     2.5 “Code” means the Internal Revenue Code of 1986, as amended.
     2.6 “Company” means Advanta Corp., and any successor to its business and/or assets which assumes and agrees or is otherwise obligated to provide benefits under the Plan by operation of law, or otherwise. Notwithstanding the foregoing, for purposes of Section 2.3 (“Change of Control”) or Section 2.16 (“Subsidiary Change of Control”), the term “Company” shall only refer to “Advanta Corp.”
     2.7 An “Employee” means a person who, after the Restatement Effective Date, is employed by the Company or a Subsidiary both at the time of a Change of Control and as of the Closing Date or by a specific Subsidiary both at the time it undergoes a Subsidiary Change of Control and as of the applicable Closing Date, on a full or part-time basis at a stated rate of compensation expressed in terms of weekly, monthly or annual salary or hourly pay, on a regular and continuing basis.
     The term “Employee” specifically excludes any person (a) who is receiving severance pay under this or any other severance plan of the Company, (b) who was hired for a specific limited period of time or on a sporadic or intermittent basis for periods of varying duration or (c) who signed an agreement pursuant to which his or her employment will terminate in the future on a date certain. In addition, the term Employee shall not include any other individual who is a leased employee or is otherwise not treated for tax or other purposes as an employee of the Company or a Subsidiary, notwithstanding that such individual may be subsequently be re-classified by a court, government agency, tribunal or arbitrator as a common law employee of the Company.
     2.8 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     2.9 “Full Years of Service” of an Employee for purposes of determining Severance Pay pursuant to Section 4.1(a) means the Employee’s full years of continuous employment up to and including the Employee’s Termination Date.
     2.10 “Pay” means the base salary or wage of an eligible Employee at his or her stated hourly, weekly, monthly or annual rate as of the Employee’s Termination Date. “Pay” does not include overtime pay, bonuses of any kind, shift differentials, incentive pay or any other remuneration. A “Week of Pay” shall be calculated in accordance with the Company’s regular payroll practices and procedures applicable immediately preceding the applicable Closing Date and, in the case of hourly employees, shall be based upon the Employee’s “Scheduled Hours” as reflected in the Company’s Human Resources information system on the day preceding the Termination Date.
     2.11 “Plan” means the Advanta Corp. Employee Change of Control Severance Plan as set forth herein, as amended from time to time.
     2.12 The “Restatement Effective Date” of the Plan is April 2, 2007.
     2.13 “Service” of an Employee for purposes of determining Severance Pay pursuant to Section 4.1(a) means Full Years of Service, plus additional periods of employment taken into account for purposes of these calculations. These calculations are made taking into account service performed from such Employee’s most recent date of hire through the date of such Employee’s Termination Date; provided, however, that prior periods of service that would otherwise be disregarded, may, at the discretion of the Benefits Committee, be included as additional Service.
     2.14 “Severance Pay” is a payment made to an eligible Employee pursuant to Section 4.1 hereof. All Severance Pay due to an eligible Employee must be paid to the eligible Employee within two (2) years of the date that the first Severance Pay is paid to that Employee and shall not exceed two (2) years of Pay.
     2.15 “Subsidiary” means any entity other than the Company that is treated under Code Section 414(b) or (c) as a single employer along with the Company; provided, however, that any such entity shall not be considered to be a Subsidiary if the Board of Directors or the Benefits Committee provides that such entity shall be excluded from participation in the Plan. Notwithstanding the foregoing, any other entity that does not otherwise qualify as a Subsidiary may be designated as a Subsidiary for purposes of the Plan by the Board of Directors or the Benefits Committee.
     2.16 A “Subsidiary Change of Control” with respect to a Subsidiary shall be deemed to have occurred if the Company or one of its wholly-owned or majority-owned subsidiaries no longer holds any shares of such Subsidiary, or if all or substantially all of the assets of a such Subsidiary are sold to an entity that is not owned or controlled, in whole or in part, by the Company or one of its wholly-owned or majority-owned subsidiaries.
     2.17 “Termination Date” means the date upon which the Employee’s employment with the Company or Subsidiary ceases.

SECTION 3. ELIGIBILITY
     3.1 An Employee shall be eligible to receive Severance Pay if and only if all of the following conditions are met (and the Employee is not disqualified from eligibility pursuant to Section 3.2):
          (a) The Employee is an Employee of the Company or a Subsidiary after the Restatement Effective Date of the Plan; and
          (b) The Employee is employed by:
               (i) Advanta Corp. at the time the Closing Date occurs;
               (ii) A Subsidiary at the time the Closing Date occurs; provided that Advanta Corp. continues to hold at such time (directly or indirectly) more than fifty percent (50%) of the outstanding capital stock of the applicable entity; or
               (iii) A Subsidiary at the time it undergoes a Subsidiary Change of Control and the time the applicable Closing Date occurs; and
          (c) The Employee is terminated from employment within twelve (12) months after the applicable Closing Date; unless such termination is: (1) because of the Employee’s death or Extended Leave of Absence (as defined below), (2) because of the Employee’s Willful Misconduct (as defined below), or (3) by the Employee other than for Good Reason (as defined below). In the event a person’s employment is terminated for any reason prior to the occurrence of a Closing Date (either with respect to a Change of Control or to a Subsidiary Change of Control, as may be applicable) he or she shall not be entitled to any benefits under the Plan by virtue of said Change of Control or Subsidiary Change of Control.
               (i) Extended Leave of Absence. Except as otherwise required by law, if an Employee shall have been absent from the full-time performance of his or her duties by reason of such Employee’s leave of absence for any reason for six (6) consecutive months or more, the Employee may be terminated and shall not be entitled to any benefits under the Plan.
               (ii) Willful Misconduct. Termination of the Employee’s employment for Willful Misconduct shall mean termination:
                    (a) Upon the willful and continued failure by the Employee to substantially perform his or her duties which the Employee fails to cure (other than any such failure resulting from incapacity due to physical or mental illness or an Extended Leave of Absence or the Employee’s termination of his or her employment for Good Reason (as defined in Subsection 3.1(c)(iii))), after ten (10) days from a written demand for substantial performance is delivered to the Employee by the Company or Subsidiary by which he or she is employed, which demand specifically identifies the manner in which the Company or Subsidiary believes that the Employee has not substantially performed his or her duties; or
                    (b) The willful engaging by the Employee in conduct which is clearly and materially injurious to the Company and/or Subsidiary, monetarily or otherwise. For purposes of this subsection, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and/or Subsidiary.
                    (c) Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Willful Misconduct unless and until there shall have been delivered to the Employee a copy of a written determination of the Benefits Committee issued pursuant to a meeting of the Benefits Committee (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Benefits Committee) finding that in the good faith opinion of the Benefits Committee the Employee was guilty of conduct set forth above in this Subsection 3.1(c)(ii) and specifying the particulars thereof in detail.
          (iii) Good Reason. The Employee shall be entitled to terminate his or her employment for Good Reason and receive Severance Pay, if the Employee terminates his or her employment within twelve (12) months after the applicable Closing Date and provides written notice to the Benefits Committee no later than two weeks after the Employee’s Termination Date of the Employee’s election to resign and the circumstances constituting the Good Reason to terminate his or her employment. The Employee’s right to terminate his or her own employment pursuant to this Subsection shall not be affected by his or her incapacity due to physical or mental illness. The Employee’s continued employment for any period of time following any applicable Closing Date shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. “Good Reason” shall mean, without the Employee’s express written consent, the occurrence after the Closing Date applicable to a Change of Control of the Company or to a Subsidiary Change of Control with respect to the Subsidiary by which he or she was employed, of any of the following circumstances:
                    (a) The Employee is demoted to a lower position;
                    (b) The Employee is assigned any duties inconsistent with the status of the position that the Employee held immediately prior to the applicable Closing Date or an adverse alteration in the nature or status of the Employee’s responsibilities or authority or in the quality or amount of office accommodations or assistance provided to the Employee, from those in effect immediately prior to such applicable Closing Date, which, taken in the aggregate, shall constitute a constructive demotion;
                    (c) A reduction in the Employee’s annual base salary as in effect on the date immediately prior to the applicable Closing Date, or as the same may be increased from time to time thereafter;
                    (d) The Company’s or Subsidiary’s requirement that the Employee’s site of principal employment be more than 50 miles from the offices at which the Employee was principally employed immediately prior to the date of the applicable Closing Date, except for required travel on the Company’s or Subsidiary’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to such Closing Date;

                    (e) The failure by the Company or Subsidiary to pay to the Employee any portion of his or her compensation or compensation under any deferred compensation program of the Company or Subsidiary within fifteen (15) days of the date such compensation is due;
                    (f) The failure by the Company or Subsidiary to continue in effect any compensation or benefit plan or perquisites in which the Employee participates immediately prior to the applicable Closing Date, which is material to his or her total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or Subsidiary which experienced the Change of Control to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than existed at the time of the applicable Closing Date;
                    (g) The failure by the Company or Subsidiary to continue to provide the Employee with benefits substantially similar to those enjoyed by him or her under any of the Company’s or Subsidiary’s life insurance, medical, dental, accident or disability plans in which the Employee was participating at the time of the applicable Closing Date, the taking of any action by the Company or Subsidiary which would directly or indirectly materially reduce any of such benefits, or the failure by the Company or Subsidiary to provide the Employee with the number of paid vacation days or Paid Time Off days to which the Employee is entitled in accordance with the vacation or Paid Time Off policy applicable and in effect at the time of the applicable Closing Date;
                    (h) The failure of the Company or Subsidiary to obtain the unqualified agreement from any successor to assume or adopt this Plan; or
                    (i) Any termination of the Employee’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3.1(c)(iv) hereof (and, if applicable, the requirements of Subsection 3.1(c)(ii) hereof);
          (iv) Any purported termination of Employee’s employment by the Company or the Subsidiary or by the Employee shall be communicated by written Notice of Termination to the other party. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated. The Notice to the Company or the Subsidiary (if only the Subsidiary has experienced a Change of Control) shall be to the Benefits Committee. All such notices shall be sent (i) by certified or registered mail and shall be deemed received three (3) business days after the date of mailing; (ii) by Federal Express or similar overnight courier and shall be deemed received one (1) business day after delivery to Federal Express or similar overnight courier; or (iii) by personal service and shall be deemed received on the same day as service.
     3.2 An Employee may not receive Severance Pay if any of the following disqualifying events occur:

          (a) The Employee is receiving Severance Pay at the time the applicable Closing Date occurs;
          (b) The Employee has signed an agreement pursuant to which his or her employment will terminate in the future on a date certain;
          (c) The Employee is not employed by the Company or by the specific Subsidiary at the time of the Closing Date with respect to a Change of Control or a Subsidiary Change of Control, as the case may be, or if no Closing Date occurs with respect to either a Change of Control or a Subsidiary Change of Control with respect to the specific Subsidiary by which he or she is employed prior to the termination of his or her employment; or
          (d) The Employee is party to an agreement that expressly provides that such Employee is not entitled to severance or is not entitled to benefits under this Plan.
SECTION 4. SEVERANCE BENEFIT AMOUNT
     4.1 Except as otherwise provided in this Section 4, Severance Pay to be provided to an eligible Employee shall be the greater of:
          (a) Four (4) Weeks of Pay for each Full Year of Service and one-twelfth (1/12) of four (4) Weeks of Pay for each full month of Service completed in an incomplete Year of Service, with a minimum of four (4) Weeks of Pay and a maximum of sixty (60) Weeks of Pay; or
          (b) The number of Weeks of Pay based upon his or her years of Service, grade, and salary (for Employees above Grade 19) stated in the schedule below:

	And Grade is:
						Above Grade 19 and salary
							$75,000 to
If Full Years of	Less than					Less than	less than	$100,000
Service are:	Grade 10	Grade 10-13	Grade 14-15	Grade 16-17	Grade 18-19	$75,000	$100,000	and above

Less than 1	2	3	4	6	6	8	10	12
1 to less than 2	3	4	5	7	7.5	10	12	15
2 to less than 3	4	5	6	8	9	12	14	18
3 to less than 4	5	6	7	9	10.5	14	16	21
4 to less than 5	6	7	8	10	12	16	18	24
5 to less than 6	7	8	9	11	13.5	18	20	27
6 to less than 7	8	9	10	12	15	20	22	30
7 to less than 8	8	10	11	13	16	20	24	32
8 to less than 9	8	11	12	14	16	20	24	32
9 to less than 10	8	12	13	15	16	20	24	32
10 or More	8	12	14	16	16	20	24	32
     4.2 For purposes of calculating the number of Weeks of Pay owed under Section 4.1(b) only, an incomplete year of Service will be rounded up to a Full Year of Service if the Employee’s service anniversary date will occur within thirty (30) calendar days of the Employee’s Termination Date.
     4.3 The Company, in its sole discretion, may increase the Severance Pay to an amount in excess of that specified in Section 4.1, subject to the limitations of Sections 2.14, 4.9 and Section 9. Any increase in Severance Pay must be expressly authorized in writing by the Office of the Chair.

     4.4 If an Employee applies for and receives unemployment compensation payments for any period of time during or for which Severance Pay is being paid, any Severance Pay remaining to be paid shall not be reduced by the amount of any such unemployment compensation payments.
     4.5 If an Employee due to sickness or injury receives worker’s compensation or long-term disability payments after the Employee’s Termination Date, the Employee shall not receive any Severance Pay until the cessation of said payments. Once said payments cease, the number of weeks of Severance Pay to which the Employee is entitled shall be reduced to reflect the number of weeks of any such worker’s compensation or long-term disability payments.
     4.6 Except as provided below with respect to participants in the Office of the Chairman Supplemental Compensation Program, the Severance Benefit provided for in the Plan is the maximum benefit that the Company or Subsidiary will pay for severance. To the extent that a federal, state or local law might require the Company or Subsidiary to make a payment to an Employee because of that Employee’s involuntary termination, the Severance Pay payable under the Plan shall be correspondingly reduced. To the extent that an Employee receives severance pay in connection with the cessation of his or her employment other than pursuant to this Plan (whether pursuant to a contract or other severance plan or policy), the Severance Pay payable under this Plan shall be correspondingly reduced. Any overpayments made under the Plan shall be promptly repaid after written request. Severance Pay hereunder shall not be offset by reason of payments received by an Employee due to his or her participation in the Employee Savings Plan, Executive Deferral Plan, any retention arrangement, bonus plan, or other plan, arrangement or agreement which is not a severance plan or which, by its terms, pays a benefit without regard to whether the Employee has terminated employment. The intent of this Section 4.6 is to coordinate the Severance Pay provided to an Employee hereunder with any severance benefits that may be provided to such Employee under any other plan or arrangement, and to ensure that such Employee is able to receive, in the aggregate, severance benefits equal to the benefit that is provided under whichever of such plans or arrangements is the most generous, but to avoid an Employee being able to receive in the aggregate, severance benefits in excess of the benefits that would be provided to such Employee under any one severance plan or arrangement.
     4.7 Employees who are receiving severance benefits under the Advanta Employees’ Severance Pay Plan are not eligible for benefits under the Plan. Employees who are eligible for benefits under both the Advanta Employee’s Severance Pay Plan and the Plan shall receive Severance Pay under the Plan. Employees who are eligible for benefits under both the Plan and under the Advanta Senior Management Change of Control Severance Plan shall receive benefits under the Advanta Senior Management Change of Control Severance Plan and not under the Plan.
     4.8 Employees who have entered into a separate agreement with the Company pursuant to which, by the terms of the agreement, the Employee receives a benefit in lieu of a benefit under the Plan are not eligible to receive a benefit under the Plan.

     4.9 Excess Parachute Payments — Code Section 280G. If, at the time the Change of Control or Subsidiary Change of Control occurs, Section 280G(b) of the Code is applicable to the Employee, notwithstanding any other provision of this Plan, if the aggregate present value of the “parachute payments” to the Employee, determined under Section 280G(b) is at least three times the “base amount” determined under such Section 280G, then the compensation otherwise payable under this Plan (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company, Subsidiary or any other affiliate thereof) shall be reduced so that the aggregate present value of the parachute payments to the Employee determined under Section 280G, does not exceed 2.99 times the base amount. The assumptions to be used in arriving at the determination of such reductions shall be made by the Company’s Tax Counsel (as hereinafter defined) in accordance with the principles of Section 280G of the Code. For these purposes, the term “Tax Counsel” means tax counsel designated as such for purposes of the Plan prior to the date on which the relevant change in “the ownership or effective control” of the Company or in “the ownership of a substantial portion of the assets” of the Company (as these terms are used for purposes of Code Section 280G). If no tax counsel has been expressly designated as Tax Counsel for purposes of the Plan, then Tax Counsel shall be the law firm which was principally responsible for providing tax advice to the Company immediately prior to the date on which occurred the relevant change in “the ownership or effective control” of the Company or in “the ownership of a substantial portion of the assets” of the Company. All fees and expense of the Tax Counsel will be borne by the Company.
     4.10 The Company and each Subsidiary shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under federal, state or other laws to withhold or to make deductions from any benefits payable under the Plan. Provided, however, that this Section 4.9 shall not authorize the Company to reduce any benefit beyond what was calculated by Tax Counsel.
SECTION 5. DISTRIBUTION OF BENEFITS
     5.1 The Company and each Subsidiary will pay Severance Pay to each eligible Employee it employed directly out of the general assets of the Company or Subsidiary. Payments will be made in a single lump sum payment or in installments in accordance with normal payroll practices, as elected by the Employee. Such payments shall commence as soon as practicable following the Employee’s Termination Date and continue until the benefit due is paid.
     5.2 Severance Pay shall be paid to the estate of any eligible Employee who dies before the entire amount due hereunder is paid.
SECTION 6. PLAN ADMINISTRATION
     6.1 The Plan shall be administered by the Benefits Committee, which shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan, consistent with the express provisions of the Plan.
     6.2 The determinations by the Benefits Committee on the matters referred to such Committee shall be conclusive. The Benefits Committee shall have full discretionary authority,

the maximum discretion allowed by law, to administer, interpret and apply the terms of this Plan, and determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due. Subsequent to the Closing Date with respect to a Change of Control, but not with respect to a Subsidiary Change of Control, the Benefits Committee shall not have full discretionary authority; its determinations shall be made strictly in accordance with the terms of the Plan and shall be subject to de novo review by a court of competent jurisdiction.
     6.3 In the event of a claim by any person including but not limited to any Employee, or such person’s authorized representative (the “Claimant”) as to whether he is entitled to any benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Benefits Committee. The claim must be filed within forty-five (45) days following the date upon which the Claimant first learns of his claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Benefits Committee by certified mail at the following address: Advanta Corp., Welsh and McKean Roads, Spring House, PA 19477 or such other address as the Benefits Committee may designate from time to time. The Benefits Committee shall, within a reasonable period of time but not later than ninety (90) days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Benefits Committee may elect to extend said period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90) day period. Such notice shall indicate the special circumstances requiring the extension of time and the dates by which the Plan expects to render the final decision. In no event shall a decision regarding a claim for benefits be rendered later than 180 days after the Plan receives the written claim. The Benefits Committee shall ensure that claim determinations are made in accordance with this Plan document and, where appropriate, that Plan provisions are applied consistently with respect to similarly situated Claimants. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (d) set forth the procedure by which the Claimant may appeal the denial of his or her claim; and (e) include a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA following a whole or partial denial on appeal.
     In the event that a claim is wholly or partially denied, the Claimant may request a review of such denial by making application in writing to the Benefits Committee within sixty (60) days after receipt of such denial. Said application must be via certified mail. Upon written request to the Benefits Committee, the Claimant shall be provided, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The Claimant shall also have an opportunity to submit to the Benefits Committee, in writing, any comments, documents, records, and other information relating to the claim for benefits. The Benefits Committee shall take into account all comments, documents, records, and other information relating to the claim submitted by the Claimant, without regard to whether such information was submitted or considered in the initial claim determination.

     Within a reasonable period of time, but not later than sixty (60) days after receipt of a written appeal, the Benefits Committee shall decide the appeal and notify the Claimant of the final decision; provided that the Benefits Committee may elect to extend said sixty (60) day period to up to one hundred twenty (120) days after receipt of the written appeal, if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original sixty (60) day period. Such notice shall indicate the special circumstances requiring the extension of time and the date by which the Plan expects to render the final decision.
     If the appeal is denied, the Claimant shall receive written notice of the denial, written in a manner reasonably calculated to be understood by the Claimant, which (a) states the specific reason or reasons for the denial; (b) makes specific reference to pertinent Plan provisions on which the denial is based; (c) informs the individual of his or her right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (d) includes a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA.
SECTION 7. PLAN MODIFICATION OR TERMINATION
     7.1 The Plan may be modified, amended or terminated at any time by the Compensation Committee of the Board of Directors, the Board of Directors, or the designee of either, with or without notice. Any such modification, amendment or termination shall be effective at such date as the Compensation Committee, the Board of Directors or the designee of either may determine. If a Closing Date with respect to a Change of Control occurs, the Plan may not be modified, amended or terminated until twelve (12) months after the Closing Date of the Change of Control.
     7.2 All claims for benefits hereunder, even if raised after amendment, modification or termination of the Plan, shall be determined pursuant to Section 6.3, and when acting pursuant thereto, the Benefits Committee shall retain the authority provided in Section 6. Notwithstanding any amendment, modification or termination of the Plan, all Employees who are eligible before the date of amendment, modification or termination to receive Severance Pay pursuant to this Plan shall remain entitled to receive said benefit under the terms and conditions of this Plan without regard to amendment, modification or termination.
SECTION 8. GENERAL PROVISIONS
     8.1 Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company and/or any Subsidiary or to interfere with the right of the Company and/or Subsidiary to discharge him or her at any time, with or without cause.
     8.2 Except as otherwise provided by law, or under the terms of the Plan, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee, except to the extent specifically provided for herein.
     8.3 The Plan is unfunded.

     8.4 The Plan shall be governed by and construed in accordance with ERISA, and to the extent not preempted, the laws of the Commonwealth of Pennsylvania.
     8.5 The Plan is intended to constitute a “welfare plan” under ERISA, and any ambiguities in the Plan shall be construed to effect that intent.
SECTION 9. SPECIAL PROVISIONS RELATED TO CODE SECTION 409A
     9.1 With respect to each Employee whose Severance Pay hereunder does not exceed two times the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the calendar year preceding the year in which such Employee’s employment terminates, the Plan is intended to provide benefits that will be characterized as separation pay benefits that do not constitute a deferral of compensation or a deferred compensation plan for purposes of Code Section 409A. For these purpose, references to Code Section 409A are deemed to be references to such section of the Code, and any regulations (including proposed regulations) or other guidance that may be issued by the IRS and/or the Treasury Department from time to time interpreting applicable provisions of Code Section 409A. Benefits for any such Employee are, therefore, payable hereunder, either by reason of an actual involuntary termination of an Employee, or by reason of an Employee’s having Good Reason to terminate his employment and receive benefits hereunder. An Employee’s entitlement to voluntarily terminate his or her employment for Good Reason and receive benefits hereunder is intended to constitute a “window program” as that term is used for purposes of Code Section 409A.
     9.2 To the extent the benefits payable hereunder cannot be paid in a manner that would cause such benefits to be exempt being treated as nonqualified deferred compensation for purposes of Code Section 409A, the Plan is intended to provided for nonqualified deferred compensation that will be payable in a manner and at a time that complies in all respects with the distribution requirements of Code Section 409A, so that no such Employee shall be taxable except on actual receipt of benefits hereunder, and no amount shall be included in such Employee’s income by reason of the application of Code Section 409A(a) (Severance Pay hereunder, therefore, being includible in the Employee’s income pursuant to provisions of the Code other than Code Section 409A). As a consequence, the following rules shall be generally applicable to the extent and in the manner determined by Tax Counsel in order that Severance Pay benefits payable to Employees subject to this Section 9.2 not be treated as violating the applicable rules of Code Section 409A:
          (a) Each such Employee shall be eligible to elect to receive his or her Severance Pay hereunder either as a lump sum, or as a series of payments in accordance with the Company’s normal payroll practice over the period of time corresponding to the number of Weeks of Pay that comprise such Employee’s Severance Pay; provided, however, that any such election must be made on or before December 31, 2007, consistent with the provisions of applicable transitional guidance published by the IRS or Treasury, or by such later date as may be permitted under such guidance or as provided in applicable proposed, temporary or final Treasury Regulations related to Code Section 409A. In the event an Employee does not make any such election as to payment within the permitted time period for such elections to be made without causing a violation of Code Section 409A, such Employee shall be deemed to have elected to receive his or her Severance Pay hereunder in the form of a lump sum payment.
          (b) To the extent that the payment of Severance Pay to any Employee subject to this Section 9.3 would be paid, or would commence to be paid, at a time that would violate the prohibition, set forth in Code Section 409A(a)(2)(B)(i), on payments of deferred compensation upon a termination of employment of a “key employee” of a publicly traded company within six months following such employee’s termination of employment, such payment or the commencement of such payments shall be delayed until the earliest date payment of deferred compensation may be paid to such an Employee without violating Code Section 409A(a)(2)(B)(i), and shall then be paid with interest (calculated at the Prime Rate as published in the Wall Street Journal for such period of delay) from the date such payment would have been made had this Section 9.3 not been contained in the Plan, through the date of actual payment.
          (c) In anticipation of a Change of Control, the Company may transfer to a Rabbi Trust (as hereinafter defined) funds that the Company determines to be sufficient to pay the amounts that are to be paid to the Employee’s whose benefits are subject to this Section 9.3 plus any fees that are anticipated as required to be paid in connection with the establishment and continuation of the Trust (including, for example, trustee’s fees). Any such Rabbi Trust shall be revocable; provided, however, that upon the consummation of a transaction that constitutes a Change of Control for purposes of the Plan, such Rabbi Trust shall become irrevocable. For these purposes, the term “Rabbi Trust” shall mean a grantor trust established to hold funds intended to be available to pay benefits to be provided to Employees subject to this Section 9.3; provided, however, that such trust shall be established and maintained in a manner that is consistent with the treatment of its assets as assets of the Company for federal income tax purposes, which asset shall be subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency. The Rabbi Trust established hereunder shall be in a form that is substantially consistent with the form of trust set forth in Revenue Procedure 92-64 (or any successor to such Revenue Procedure) as a model grantor trust for use with plans providing for nonqualified deferred compensation. The trustee of the Rabbi Trust shall be bank or an affiliate of a bank, or such other entity that is in the business of acting as a trustee for such trusts.